Contact: Stephen Schuler    En Español: Brittany Portalatin
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Stephen.Schuler@spirit.com Brittany.Portalatin@spirit.com

Federal Court Grants Spirit Airlines Temporary Restraining Order Compelling Union Pilots to Return to Status Quo

MIRAMAR, FL (May 9, 2017) – The U.S. District Court (Southern District of Florida) has granted a motion brought by Spirit Airlines (NASDAQ; SAVE) for a Temporary Restraining Order (TRO) and ordered a motion for a hearing for a Preliminary Injunction (PI). The action was brought against the Airline Pilots Association, International (ALPA), the ALPA Master Executive Council (MEC) of Spirit pilots and individual officers, members and committee members of the MEC. Spirit commenced this action in order to protect its customers from further disruption due to an unlawful job action by Spirit pilots.

The federal court granted the company’s TRO motions after Spirit detailed how ALPA and the other named defendants are purposely and unlawfully disrupting the airline’s operations, leading to hundreds of canceled flights, which has negatively impacted thousands of Spirit customers’ travel plans. Since last Thursday, the pilot actions have affected approximately 15 percent of flights across the network. The federal court hearing for the PI is scheduled for May 15, 2017.

“We sincerely apologize to our customers for the disruption and inconveniences they have suffered. We believe this is the result of intimidation tactics by a limited number of our pilots affecting the behavior of the larger group. We are also shocked and saddened by the events that took place yesterday at Ft. Lauderdale/Hollywood International Airport and at other airports across our network,” said Paul Berry, Spirit Airlines’ spokesman.

“We are hopeful that we can put this moment behind us and get back to serving our customers.” added Berry.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines, on average nearly 40% less* Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose – like bags, seat assignments and refreshments – the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. Our Fit Fleet is one of the youngest, most fuel-efficient in the U.S. We operate more than 450 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

*U.S. Department of Transportation statistics

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MEDIA NOTE: Spirit aircraft photos and video b-roll are available in the press room section of spirit.com at http://www.spirit.com/Pressrelease.aspx.